Exhibit 99.1



        DEL LABORATORIES, INC. SEES CONTINUING POSITIVE MOMENTUM FOR 2003

     -- COMPANY CELEBRATES MOST SUCCESSFUL YEAR TO DATE AT ANNUAL MEETING --


UNIONDALE, NY, MAY 21, 2003 - Dan K. Wassong, Chairman, President and Chief Executive Officer of Del Laboratories, Inc. (AMEX: DLI) spoke at the Company's Annual Meeting about the Company's outstanding performance in 2002, and discussed the Company's positive outlook for 2003.

"Looking forward, we believe that positive momentum is on our side as we go into 2003. The strength of our brands, ongoing innovative product introductions and continuing market share expansion should enable us to continue to vigorously build shareholder value. This is underscored by the fact that, despite challenging economic conditions, we delivered solid results for our first quarter of 2003," he said.

Commenting on the Company's 2002 performance, Mr. Wassong said, "It gives me great pride and pleasure to say that Del Laboratories, Inc. had its most successful year ever in 2002. From growth in sales, to a substantial increase in earnings, to expansion in market share for many of our core brands, Del Laboratories, Inc. is continuing on a very strong upward trajectory."

"Of special importance to all of us, 2002 was also a year in which we celebrated our 35th anniversary as an American Stock Exchange-listed company. This provided us with an opportunity to look back on the great success we have enjoyed, and to renew our foremost commitment to building value for our shareholders in all that we do everyday."

Concluding his remarks, Mr. Wassong said, "We generated growth, captured increased market share and expanded sales in a lackluster economy. We're committed to continuing in our pursuit of excellence, and to make the Company even more successful and profitable in the years to come."

Del Laboratories, Inc. reported a 17% increase in net sales for the first quarter of 2003 to $93,363,000 compared to 2002 first quarter net sales of $79,940,000. Net earnings for the first quarter of 2003 were $4,325,000, or $0.47 per basic share, compared to net earnings of $4,948,000, or $0.55 per basic share reported for the first quarter 2002. The first quarter of 2002 includes a one-time after-tax gain of $1,457,000, or $0.16 per basic share, from the sale of vacant land. For comparative purposes, excluding this after-tax gain, the company's reported net earnings for the first quarter of 2003 represent an increase of 24% over the first quarter of 2002.


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Del Laboratories, Inc., markets and manufactures cosmetics and over-the-counter pharmaceuticals. Its major brands include SALLY HANSEN HARD AS NAILS(R), America's number one nail protection, CORNSILK(R) face makeup, LACROSS(R) nail and beauty implements, lip color, skin care, bleaches and depilatories, all under the SALLY HANSEN brand franchise, NATURISTICS(R) cosmetics, and N.Y.C. New York Color(R) cosmetics. The Company's Del Pharmaceuticals subsidiary includes ORAJEL(R), the number one brand of topical oral analgesics, ARTHRICARE(R), PRONTO(R), DERMAREST(R) PSORIASIS, AURO-DRI(R), TANAC(R) and PROPA pH(R).

Certain statements in this press release may constitute "forward-looking statements" under the federal securities laws. Forward-looking statements contain information that is subject to certain risks, uncertainties, trends and other factors that could cause actual results to be materially different from any future results implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: delays in introducing new products or failure of consumers to accept new products; actions by competitors which may result in mergers, technology improvement or new product introductions; the dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains; changes in fashion-oriented color cosmetic trends; the effect on sales of lower retailer inventory targets; the effect on sales of political and/or economic conditions; the Company's estimates of costs, benefits, cash flow from operations and capital expenditures; interest rate or foreign exchange rate changes affecting the Company and its market sensitive financial instruments including the Company's qualitative and quantitative estimates as to market risk sensitive instruments; changes in product mix to products which are less profitable; shipment delays; depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities; foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities; the relative prices at which we sell our products and our foreign competitors sell their products in the same market; our operating and manufacturing costs outside of the United States; changes in the laws, regulations and policies, including changes in accounting standards, that effect, or will effect, us in the United States and/or abroad; and trends in the general economy. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Without limitation, use of the following words is intended to identify forward-looking statements:
"may," "will," "should," "expect," "anticipate," "look forward to," "estimate," "intend," "plan," or "continue" or the negative thereof or other variations thereon. For further information on factors which could impact the Company and the statements contained herein, please refer to the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained or incorporated by reference therein and quarterly reports on Form 10-Q. The Company's Form 10-Q's and Form 10-K's are available on the Company's website at www.dellabs.com.


CONTACT:
Enzo J. Vialardi
Executive Vice President and Chief Financial Officer
Del Laboratories, Inc.
565 Broad Hollow Road
Farmingdale, New York  11735
(516) 844-2050




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